Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated and Iron Mountain Canada Operations ULC Call 8% Notes due 2018 and 2020 and 7-1/2% Notes due 2017 for Redemption

Complete Sale of $600 Million of 6% USD Senior Notes due 2023 and C$200 Million of 6-1/8% CAD Senior Notes due 2021

Boston—August 13, 2013—Iron Mountain Incorporated (NYSE:IRM), the storage and information management company, today announced that it successfully completed the sale of $600 million in aggregate principal amount of its 6% USD Senior Notes due 2023 and C$200 million in aggregate principal amount of its subsidiary’s (Iron Mountain Canada Operations ULC’s, or the “Canadian Issuer”) 6-1/8% CAD Senior Notes due 2021. The Company has also called for redemption all of the remaining $50 million in aggregate principal amount outstanding of its 8% Senior Subordinated Notes due 2018 (the “2018 Notes”), $300 million in aggregate principal amount outstanding of its 8% Senior Subordinated Notes due 2020 (the “2020 Notes”) and C$175 million in aggregate principal amount outstanding of the Canadian Issuer’s 7-1/2% CAD Senior Subordinated Notes due 2017 (the “2017 Notes”) in accordance with the Indenture governing these notes. The redemption date for the 2018 Notes, 2020 Notes and 2017 Notes will be August 23, 2013.

The 2018 Notes will be redeemed at a redemption price of $1,026.67 for each $1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding August 23, 2013 and the 2020 Notes will be redeemed at a redemption price of $1,040.00 for each $1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding August 23, 2013. The 2017 Notes will be redeemed at a redemption price of C$1,025.00 for each C$1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding August 23, 2013.

This announcement does not constitute a notice of redemption for any of the 2018 Notes, 2020 Notes or the 2017 Notes. The formal notices of redemption are being provided separately in accordance with the terms of the Indenture governing the notes.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management solutions. The company’s real estate network of over 64 million square feet across more than 1,000 facilities in 35 countries allows it to serve customers around the world. And its solutions for records management, data backup and recovery, document management and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

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Investor Relations contacts:

Melissa Marsden

Senior Vice President, Investor Relations

melissa.marsden@ironmountain.com

(617) 535-8595

Stephen P. Golden

Vice President, Investor Relations

sgolden@ironmountain.com

(617) 535-4766